Exhibit 10.20

Consulting Services Agreement

This Consulting Agreement (“Agreement”) is effective this 5th day of March, 2023 (“Effective Date”).

Between:

Warm Springs Consulting LLC, an Idaho limited liability company located at 2l7 S. 11th St., Boise, ID, 83704

(“WSC”)

And

Nevada Canyon Gold Corp.,31 California Ave Suite 543, Reno, NV 89509

(“Client”)

Background:

I.	WSC is a Boise based women-owned consulting firm that guides organizations in sustainability and organizational change.

II.	Client has determined that WSC has the necessary qualifications, experience and abilities to provide consulting services to Client.

III.	WSC is able and willing to provide such consulting services to Client on the terms and conditions set out in this Agreement.

IV.	The parties decided to work together because they enjoy and respect each other and they trust one another to be reliable and accountable. The parties value clear and open communication and expect to navigate any challenges or changes with a commitment to respectful communication. To ensure that expectations are clearly communicated and carried out, the parties want to clarify their rights and responsibilities in the writing of this agreement.

In exchange for good and valuable consideration (which the parties acknowledge and agree is sufficient), the parties agree to the validity of the background material above and to the provisions that follow.

Terms:

1.	Services. WSC and Client (each a “Party”, together referred to as the “Parties”), have agreed that WSC will provide certain Services to Client for Fees, as described in the Proposal dated [-date], attached hereto as Exhibit A (the “Services”).

2.	Working Relationship. Client agrees to the following terms for delivery and review of materials.

2.1.	Client will provide all essential information/data/materials essential to complete the Services in a timely manner. The default timeline will be within two weeks of items requested.

2.2.	Client will be in communication with WSC partners Deb LaSalle or Amber Bieg as soon as workable regarding any upsets that may be occurring in the stakeholder community, with Client staff or others.

Warm Springs Consulting LLC | Boise, ID | (208) 918-1707 | warmspringsconsulting.com

Consulting Services Agreement

2.3.	Client will communicate impressions and needs openly, as soon as feasible, even when those communications are difficult to deliver.

3.	Duration & Timelines. This Agreement will commence on the date signed with WSC services to start immediately and will continue until terminated or as otherwise agreed to by WSC and the Client. Parties acknowledge that WSC’s compliance with proposed timelines is dependent on WSC receiving required information/data/materials from the Client per the agreed upon schedule; therefore, the duration of a timeline in this Agreement will automatically extend in proportion to any delay in Client’s delivery of materials to WSC.

4.	Fees, Invoicing, Payment & Late Fees: WSC will issue invoices for the fees for services performed based on the scope of work in the enclosed proposal (“Fees”). The total fees will not exceed the “Not to Exceed Amount” as described in Exhibit A. The initial invoice will require payment of a retainer of l5% of the Total Estimated Fees per Exhibit A, and will be submitted upon the signing of this Agreement. Monthly invoices will be submitted thereafter. Client payments shall be made no later than 30 days after WSC submits an invoice. All Fees shall be paid in $USD, unless otherwise agreed in writing. Client will pay l.5% of interest per month if payment due dates are not met.

5.	Reimbursement of Travel Costs. Parties acknowledge that WSC may incur travel costs that are necessary and reasonable for performance of the Services. These travel costs will be invoiced for reimbursement in addition to the Fees. If travel occurs for reasons that are not related to performance of the Services, Client will reimburse WSC if WSC obtained prior written consent for reimbursement for the travel from Client (email being sufficient). For international travel, WSC’s request will include spending parameters. Domestic travel, including transportation, lodging, meals, and incidental expenses, shall be reimbursed by Client based on rates and guidance set forth by the US General Services Administration.

6.	Out of Scope Services. Unless this Agreement is modified by mutual agreement, services outside the scope of the Services in Exhibit A that are requested by the Client in writing and which WSC agrees to perform in writing will be billed at the following rates: Partner rate is at $225/hr, Senior rate is $l75/hr, Mid rate is $l50/hr. WSC will inform Client if requested work is outside the scope of the Services prior to performance, although WSC may not necessarily be able to inform Client in advance of the total cost.

7.	Additional Services. Client will also be given the opportunity to contract for additional services through WSC’s preparation of new scopes of work that may be attached as additional exhibits to this Agreement. WSC will prepare a Contract Modification which will specify the scope of work, pricing and timeframes. Additional Services will be subject to the contractual provisions contained herein upon written approval by Client.

8.	Confidential & Proprietary Information. Except as provided elsewhere in this Agreement, all information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), shall be deemed to be confidential and proprietary (“Proprietary Information”).

Warm Springs Consulting LLC | Boise, ID | (208) 918-1707 | warmspringsconsulting.com

Consulting Services Agreement

8.1.	The definition of Proprietary Information includes, but is not limited to marketing plans, sales proposals, products, services, vendors, training manuals, sales scripts, names of investors, donor information, fundraising information, business strategies, financial information, forecasts, personnel information, customer lists, operating procedures, pricing policies, strategic plans, intellectual property, and all information of third parties that Disclosing Party has an obligation to keep confidential, or individually identifiable information about an employee or contractor of a Disclosing Party, including but not limited to any individually identifiable health or financial information. The Receiving Party acknowledges and agrees that in any proceeding to enforce this Agreement it will be presumed that the Proprietary Information constitutes protectable trade secrets, and that the Receiving Party will bear the burden of proving that any portion of the Proprietary Information was publicly or rightfully known and disclosed by the Receiving Party. Other than as specifically provided herein, the Receiving Party shall make no disclosure of any Proprietary Information of the Disclosing Party without the express written consent of the Disclosing Party, unless the Receiving Party is required by applicable law, rule, regulation or lawful order or ruling of any court, government agency or regulatory commission to disclose any Proprietary Information. In that event, the Receiving Party understands that the Disclosing Party may desire to seek an appropriate protective order or take steps to protect the confidentiality of such Proprietary Information. Consequently, the Receiving Party agrees that it will provide the Disclosing Party with prompt notice of such request(s) to disclose.

8.2.	The definition of Proprietary Information excludes information that can be demonstrated as:

(a) previously known to the Receiving Party, (b) independently developed by the Receiving Party,

(c) acquired from a third party not under similar non-disclosure obligations to the Disclosing Party, or (d) acquired through the public domain through no breach by the Receiving Party of this Agreement.

8.3.	Return or Destruction of Proprietary Information. At any time during, or after the termination of, this Agreement, at Disclosing Party’s written request, Receiving Party shall promptly return to disclosing Party all copies, whether in written, electronic, or other form or media, of disclosing Party’s Proprietary Information, or destroy all such copies and certify in writing to disclosing Party that such Proprietary Information has been destroyed.

9.	Ownership of Materials. For the purposes of this Agreement, materials created by WSC (“WSC Materials”) shall be divided into three categories and ownership regulated as follows:

9.1.	‘Category 1 Materials” are original materials, data, and similar documents created by WSC independent from the relationship with Client or prior to this Agreement, and all derivatives of such documents created by WSC. WSC shall retain all rights to all Category l Materials. WSC may use and modify Category l Materials for Client’s benefit, and Client shall obtain no rights to Category l Materials unless specifically granted rights from WSC in writing or in this Agreement.

Warm Springs Consulting LLC | Boise, ID | (208) 918-1707 | warmspringsconsulting.com

Consulting Services Agreement

9.2.	‘Category 2 Materials” are original materials, data, and similar documents created by WSC during the term of this Agreement for the purpose of providing the Services that do not contain Proprietary Information disclosed by Client. WSC retains all rights to Category 2 Materials and grants Client an irrevocable, perpetual, royalty-free license to Category 2 Materials. WSC may leverage the experience gained in producing Category 2 Materials and use Category 2 Materials for any purpose, provided that, for a period of 3 years, WSC shall not use Category 2 Materials for the purposes of competing with or providing services to entities that are direct competitors of Client (this includes entities that are not yet competitors but seek to develop a similar business model to Canyon Carbon Corporation), unless Client provides prior written consent.

9.3.	‘Category 3 Materials” are original materials, data, and similar documents created by WSC during the term of this Agreement that contain Proprietary Information disclosed by Client. WSC retains all rights to these Category 3 Materials and grants Client an irrevocable, perpetual, royalty-free license to Category 3 Materials, provided that WSC shall not use or modify Category 3 Materials for purposes outside the scope of this Agreement without prior written consent from Client.

9.4.	Category Determination. WSC shall determine the characterization of WSC Materials as Category l Materials, Category 2 Materials, and Category 3 Materials and provide notice of such characterization to Client if Client requests. In the event that Client disputes WSC’s characterization, the parties shall implement the dispute resolution procedures in this Agreement.

9.5.	License from Client. Client grants WSC a limited, non-transferable, nonexclusive license to copy, use, store, set up, publicly display, publicly perform and transmit any trade names, trademarks, service marks, copyrights, content, text, images, software, functionality, page and other design and layout, media and other materials owned by Client and shared with WSC in connection with providing the Services in accordance with this Agreement.

10.	No Transfer of Rights, Title, or Interest. Unless provided otherwise in this Agreement, each Party hereby retains its entire right, title, and interest, including all intellectual property rights, in and to all of its Proprietary Information. Any disclosure of Proprietary Information under this Agreement shall not be construed as an assignment, grant, option, license, or other transfer of any such right, title, or interest whatsoever to a receiving Party.

11.	Portfolio Release. Client agrees that WSC has the right to use materials created pursuant to this Agreement for WSC’s portfolio, samples, self-promotion including advertising for WSC’s business including without limitation Facebook or Instagram, or any other social media platform with Client’s prior written consent. In the event Client wishes to exclude some specifc materials from the release under this paragraph, or to limit the time period of such release, WSC and Client may agree in writing to such limitation.

Warm Springs Consulting LLC | Boise, ID | (208) 918-1707 | warmspringsconsulting.com

Consulting Services Agreement

12.	Data Security and Protection. WSC will maintain commercially reasonable safeguards against the destruction, loss or alteration of Client data in the possession or control of WSC (or its subcontractors). WSC will observe and comply with all applicable federal and state data privacy and data protection laws and regulations. In addition, Client will do the same for WSC. The Parties shall promptly notify each other if either becomes aware of any actual or suspected data violation (or charge or investigation). The Parties shall comply with governmental authorities in connection with such actual or suspected violation (or charge or investigation).

13.	No Representations or Warranties. Each Party acknowledges that all Proprietary Information is provided on an “AS IS” basis. Disclosing Party does not make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Proprietary Information disclosed to Receiving Party. Disclosing Party will not be liable to receiving Party relating to or resulting from receiving Party’s use of any of the Proprietary Information or any errors in or omissions from the Proprietary Information.

14.	No Guarantee. WSC does not warrant or guarantee any specific level of performance or results other than the completion of the deliverables specified in this Agreement. Examples of results obtained for other clients of WSC may be used as a marketing tool and shown to Client for demonstrative purposes only and should not be construed by Client as indicating any promised results or level of results.

15.	Remedies. The Parties acknowledge that the Proprietary Information exchanged is valuable and unique and that disclosure in breach of this Agreement will result in irreparable injury to the adversely affected Party, for which monetary damages, on their own, would be inadequate. Accordingly, the Parties agree the adversely affected Party shall have the right to seek an injunction enjoining any such breach or threatened breach of the Agreement.

16.	Force majeure.

16.1.	Definition. For purposes of this Agreement, “force majeure event” means, with respect to a party, any event or circumstance, whether or not foreseeable, that was not caused by that party, and any consequences of that event or circumstance.

16.2.	Required conduct. If a force majeure event prevents a party from complying with any one or more obligations under this Agreement, that inability to comply will not constitute breach if: that party uses reasonable efforts to perform those obligations; and that party’s inability to perform those obligations is not due to its failure to (A) take reasonable measures to protect itself against events or circumstances of the same type as that force majeure event or (B) develop and maintain a reasonable contingency plan to respond to events or circumstances of the same type as that force majeure event; and that party complies with its obligations under this section.

16.3.	Duty to notify and mitigate. If a force majeure event occurs, the noncomplying party shall promptly notify the other party of occurrence of that force majeure event, its effect on performance, and the expected duration of such effect. Thereafter the noncomplying party shall update that information as reasonably necessary. During a force majeure event, the noncomplying party shall use reasonable efforts to limit damages to the other party and to resume its performance under this Agreement

Warm Springs Consulting LLC | Boise, ID | (208) 918-1707 | warmspringsconsulting.com

Consulting Services Agreement

17.	Assignment. This Agreement may not be transferred or assigned by WSC to any other party without the written consent of Client.

18.	Third Parties. There are no third party beneficiaries under this Agreement.

19.	Limitation of Liability and Insurance. WSC maintains liability insurance of at least $l million and will maintain such insurance in full force and effect during the term of this Agreement. WSC shall not be liable for any incidental, consequential, indirect or special damages, or for any loss of profits or business interruptions caused or alleged to have been caused by the performance or nonperformance of the Services. Client agrees that, in the event WSC is determined to be liable for any such loss, Client’s sole remedy against WSC is limited to a refund of payments made by Client for said Services, less expenses paid to subcontractors or to third parties. WSC is not responsible for errors which result from faulty or incomplete information supplied to WSC by Client. Client also agrees to not seek damages in excess of the contractually agreed upon limitations directly or indirectly through suits by or against other parties. WSC shall not be liable to Client for any costs, damages or delays due to causes beyond its control, expressly including without limitation, unknown site characteristics, changes in policies, or changes in terms of services. The limitations of liability in this Section do not apply if WSC is found to have engaged in gross negligence.

20.	Dispute Resolution. In the case of disputes, the Parties shall strive to come into alignment using reasonable, respectful, good-faith communication. The Parties agree to participate in voluntary mediation or similar form of conflict resolution (and share the costs equally) before initiating any civil action for breach or other cause of action in a court of law, provided that either party may seek an injunction against disclosure of Proprietary Information prior to mediation if in such party’s judgment such action is necessary to avoid irreparable damage.

21.	Binding Authority. The individuals signing this Agreement on behalf of the Parties have full authority to enter into this Agreement on behalf of the entity they represent.

22.	Waiver of Jury Trial. The parties hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement (including exhibits, schedules, attachments, and appendices attached to this Agreement) or any of the transactions contemplated herein, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law or statutory claims. The parties represent that each has reviewed this waiver and each knowingly and voluntarily waives its jury trial rights. In the event of litigation, a copy of this Agreement may be fled as a written consent to a trial by the court.

23.	Attorney Fees. Reasonable attorney fees are to be awarded to the prevailing party in any formal court proceeding action to enforce this Agreement or to declare forfeiture or termination of this Agreement.

Warm Springs Consulting LLC | Boise, ID | (208) 918-1707 | warmspringsconsulting.com

Consulting Services Agreement

24.	Governing Law and Venue. Enforcement or interpretation of this Agreement shall be in accordance with the laws of the State of Idaho and the venue shall be in Ada County, Idaho.

25.	Entire Agreement and Amendments. This Agreement is the final, complete and exclusive Agreement of the Parties. This Agreement may be altered or amended only by written agreement signed by both Parties.

26.	Termination. This Agreement will terminate on March 3l, 2024. If Client desires to terminate the Agreement early, Client must submit a written request via email to WSC partner Amber Bieg or Deb LaSalle at least three (3) days prior to the desired date of early termination. If Client chooses to terminate this Agreement early, WSC will invoice Client for services provided up to the date of termination, and upon payment for such services, Client will have no further liability or obligation to pay for the Services.

27.	Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect.

28.	Waivers. No failure or delay by either Party in exercising any right under this Agreement will constitute a waiver of that right.

[end of text; signatures follow]

/s/ Amber Bieg	4/5/2023	/s/ Jeff Cocks	4/5/2023
Amber Bieg, Partner Warm Springs Consulting LLC 2l7 S. llth St. Boise, ID, 83704	Date	Nevada Canyon Gold Corp.	Date

Warm Springs Consulting LLC | Boise, ID | (208) 918-1707 | warmspringsconsulting.com

Exhibit A - Scope of Work Proposal

March 23, 2023

Dear Jeffrey Cocks and Nevada Canyon Gold,

Our team at Warm Springs Consulting LLC (WSC) is pleased to submit this proposal to continue our collaboration with Nevada Canyon in Carbon Credit Development Business Planning and Feasibility Analysis. This is the second phase of the project with Nevada Canyon (started in March 2022) to explore the feasibility of developing registry-verified carbon credits for both voluntary and compliance markets within the state of Nevada and the Western US.

We propose a nine-month engagement, starting March 24, 2023, extending through the end of the year. The scope of work is summarized below and detailed on the following pages. The project scope will not exceed the amount summarized in the table below. The project will be billed monthly according to work performed - with all hours billed to a specific task and tracked in 15-minute intervals.

As part of this scope WSC will apply for grants which may cover some of these costs. Grant funding is not guaranteed. However, should grant funding be received by WSC to cover a portion of this scope of work, WSC will not bill for that work. Also, if it is deemed not necessary to perform a task within the scope of work, WSC will not bill for that task. WSC will kick the project off upon the signing of a project agreement. To accept this agreement, please sign the contract and return promptly.

Led by WSC Partner, Amber Bieg, our team of consultants are excited to continue this project together.Thank you for the opportunity to support Nevada Canyon Gold in pursuing this opportunity.

Sincerely,

/s/ Amber Bieg

Amber Bieg, Partner, Warm Springs Consulting

amber@warmspringsconsulting.com I Office: 208-918-1707 I Cell: [redacted]

Exhibit A - Scope Summary

WARM SPRINGS Consulting LLC

	Task	Deliverables	Duration (weeks)	CCC Effort (Hrs)	Outside Costs: Legal & Science	WSC Staff Cost	Total Cost
1	Project Management and Grant Funding Search	Meetings, agendas, 10 grants identified and one application submitted	32	16	$1,575	$15,100	$16,675
2	Biochar Feasibility	Short Report (.doc)	10	4	$0	$14,900	$14,900
3	Research Public Land For Carbon Credits	Research summary (.doc)	6	44	$7,650	$4,000	$11,650
4	Develop Soil Model and Pilot Study for Idaho/Nevada Rangelands	Relationship building	14	39	$24,975	$34,000	$58,975
5	Research 45Q Tax Credit	Research memorandum	4	14	$10,125	$3,200	$13,325
				103	$44,325	$71,200	$115,525

SCOPE DETAILS

	Task	Deliverables	Total Cost	WSC Staff Cost	Legal Cost (Kelsey)	Outside Services (Soil Testing and Analysis)
1	**Project Management and Grant Funding Search**	**Meetings, agendas, 10 grants identified and one application submitted**	**$16,675**	**$15,100**	**$1,575**	**$0**
1.1	**Meetings and Preparation:** Kick-off meeting, ongoing meetings, check ins and updates; preparation of agenda and list of action items. Assumes 32 week project with meetings every other week.	Agendas, meetings, notes	**$6,675**	**$5,100**	**$1,575**	**$0**
1.2	**Grants Research:** Research relevant grant opportunities and submit applications where there is more than a likelihood of award. Likelihood criteria includes: 1) Very close alignment with RFP, 2) Have a relationship with the grant-making entities, and 3) Enough funding to get the project/scope accomplished.	List of up to 10 potential grants to apply for with clear deadlines and award amounts.	**$1,550**	**$1,550**	**$0**	**$0**
1.3	**Grant Proposal:** Submit proposal(s) to grant-making entity. Proposal submission may require partnership development (University or NGO), project budget, release of all results to public domain, data sharing, and financial match requirements. **Note: This estimate is on a per-grant application cost** based on the estimated cost of the BSU Sustainability Nexus Grant Application. EPA and other Federal grants may require additional effort.	At least one grant application submitted to grant-making entities. Award success is not guaranteed.	**$8,450**	**$8,450**	**$0**	**$0**

	Task	Deliverables	Total Cost	WSC Staff Cost	Legal Cost (Kelsey)	Outside Services (Soil Testing and
2	**Biochar Feasibility**	**Short Report (.doc)**	**$14,900**	**$14,900**	$0	$0
2.1	Research supply, processes, costs and applications	Research summary (.doc)	**$4,050**	**$4,050**	**$0**	**$0**
2.2	Research protocols/revenue	Research summary (.doc)	**$3,100**	**$3,100**	**$0**	**$0**
2.3	Develop high-level cash flow model	Biochar application cash flow model (xls)	**$3,050**	**$3,050**	**$0**	**$0**
2.4	Write summary report	Biochar feasibility report (10 pgs, pdf)	**$4,700**	**$4,700**	**$0**	**$0**

www.warmspringsconsulting.com | 217, S 11th Street, Boise, ID 83702 | (208) 918-1707 2

DocuSign Envelope ID: DBD48921-C709-4585-ABE6-4C82E212B466

Scope Details

WARM SPRINGS Consulting LLC

	Task	Deliverables	Total Cost	WSC Staff Cost	Legal Cost (Kelsey)	Cost of Outside Services
3	**Research Public Land For Carbon Credits**	**Research summary (.doc)**	$11,650	$4,000	$7,650	$0
3.1	**Look at Precedent:** Research legal precedent for Sage Grouse credits in Nevada on BLM land - how did this work in Nevada? Could this same precedent be used for Carbon Credits?	Memo(s) on legal precedent for carbon sequestration projects on federal land	$6,200	$800	$5,400	$0
3.2	**Engage with public agencies:** Meet and discuss public agency interest in project development and changes to conventional grazing practices	Suggested language/additions and strategy for updating grazing permits	$3,525	$2,400	$1,125	$0
3.3	**Review BLM grazing leases:** Obtain copy of existing grazing leases with BLM and review for comparison to IDL leases and applicability to carbon development		$1,925	$800	$1,125	$0

	Task	Deliverables	Total Cost	WSC Staff Cost	Legal Cost (Kelsey)	Outside Services (Soil Testing and Analysis)
4	**Develop Soil Model and Pilot Study for Idaho/Nevada Rangelands**	**Relationship building**	$58,975	$34,000	$0	$24,975
4.1	**Engage researchers:** Develop relationship and collaborate with soil science and policy research groups to design and develop cost estimate for soil testing methodology	Ongoing guidance from research group throughout design stage and operational stage of pilot study	$6,550	$5,650	$0	$900
4.2	**Design Study for Idaho Rangelands:** Work with researchers to design a pilot study on sites identified via WSC partnerships with John Steiner and Bob Howard.	Pilot project ready for implementation to confirm feasibility of rangeland carbon credit project	$7,600	$3,100	$0	$4,500
4.3	**Engage ranchers on Idaho Rangelands & Study Participant Agreements:** Continue to develop relationship with John Steiner and Bob Howard to prepare for a pilot program.	Pilot project ready for implementation to confirm feasibility of rangeland carbon credit project	$3,250	$3,250	$0	$0
4.4	**Participant & Land Use Agreements for Pilot:** Confirm land for sampling with John Steiner and Bob Howard and sign agreement to be part of the pilot study.	Agreements with land owner and operators for participation in the study	$5,475	$2,100	$0	$3,375
4.5	**Soil Sampling:** Collect and send soil samples to 3rd party lab, this includes multiple rounds of soil sampling for each site throughout the term of the project.	Samples, lab data, & verification of carbon sequestration delta	$10,550	$6,050	$0	$4,500
4.6	**Develop Data Model and Manage Data:** Determine data management process in compliance with protocol. Develop data architecture, ensure ease of use, test and deploy. Update model with new data and manage data as samples are acquired and tested.	Comprehensive data management system with easy to use reports	$11,700	$2,700	$0	$9,000
4.7	**Validation:** Select & engage partner to facilitate in credit validation	Third party validation	$1,650	$1,650	$0	$0
4.8	**Update Economic Model:** Make necessary updates to cash flow model	Updated cash flow model with confirmed sequestration rates	$2,750	$1,850	$0	$900
4.9	**Report:** Write summary report on findings of study.	Report on findings to be shared with scientific community, ranchers, policy makers and potential investors	$9,450	$7,650	$0	$1,800

	Task	Deliverables	Total Cost	WSC Staff Cost	Legal Cost (Kelsey)	Outside Services (Soil Testing and Analysis)
5	**Research 45Q Tax Credit**	**Research memorandum**	$13,325	$3,200	$10,125	$0
5.1	Review existing uses of 45Q tax credit	Memo on opportunities, recommendations and development path using the 45Q tax credit	$4,525	$1,150	$3,375	$0
5.2	Research new changes via IRA related to increase in prices, expansion of definitions, and non-taxable entities selling credits.		$5,400	$900	$4,500	$0
5.3	Develop plan outline for applying for 45Q tax credit		$3,400	$1,150	$2,250	$0

www.warmspringsconsulting.com | 217, S 11th Street, Boise, ID 83702 | (208) 918-1707 3